Exhibit 99(g)

ANNUAL STATEMENT AS TO COMPLIANCE

HSBC Finance Corporation, successor by merger to

Household Finance Corporation ("HSBC" Finance")

HOUSEHOLD AFFINITY FUNDING CORPORATION II

HOUSEHOLD AFFINITY CREDIT CARD MASTER TRUST I

_________________________________________________________

I, Steven H. Smith, a duly authorized Servicing Officer of HSBC Finance (the "Servicer"), DO HEREBY CERTIFY, in accordance with the Pooling and Servicing Agreement, dated as of August 1, 1993 (as amended and supplemented), by and among Household Affinity Funding Corporation II, as Seller, the Servicer and The Bank of New York, as Trustee, (the "Agreement") that:

1. HSBC Finance is, as of the date hereof, the Servicer under the Agreement. Capitalized terms used in this Certificate have their respective meanings as set forth in the Agreement.

2. The undersigned is a Servicing Officer who is duly authorized pursuant to the Agreement to execute and deliver this Certificate to the Trust.

3. A review of the activities of the Servicer from January 1 through December 31, 2004 and of its performance under the Agreement has been conducted under my supervision.

4. Based on such review, the Servicer has, to the best of my knowledge, performed in all material respects its obligations under the Agreement throughout such year and no default in the performance of such obligations has occurred or is continuing except as set forth in paragraph 5 below.

5. The following is a description of each default in of the Agreement known to me to have been made by the Servicer during the calendar year ended December 31, 2004, which sets forth in detail (i) the nature of each such default, (ii) the action taken by the Servicer, if any, to remedy each such default and (iii) the current status of each such default:

N O N E

IN WITNESS WHEREOF, I have signed this certificate this 1st day of March, 2005.

HSBC Finance Corporation, as Servicer

__________________________________

Steven H. Smith

Servicing Officer